 EXHIBIT 10.5

CONSULTING AGREEMENT

THIS AGREEMENT is dated as of the 30th day of January 2023 (the “Effective Date”), BETWEEN:

HAWKEYE SYSTEMS, INC., a Nevada, United States incorporated pursuant to the laws of the state of Nevada and having its head office at 6605 Abercorn Street, Savannah, GA 31405

(the u Company')

AND:

Steve Hall,

Of 6605 Abercorn St, Savannah, GA 31405

(the “Consultant”)

WHEREAS:

A.	The Company is a Company whose common shares are listed on the OTC Markets Group under the symbol HWKE;

B.

The Consultant shall provide real estate and development consulting services, including the supervision of the senior management, all staff, and all personnel of the Company, whether employees or consultants, strategic planning and property acquisitions, and annual budget reviews.

C.	The Company wishes to engage the services of the Consultant, and the Consultant wishes to be engaged by the Company, to perform the functions of a consultant to the Company as set forth herein below.

NOW THEREFORE, in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT OF CONSULTANT

1.1

The Company hereby engages the Consultant, and the Consultant hereby accepts such appointment and engagement by the Company as a consultant with respect to the Services (as defined below), all upon and subject to the terms and conditions of this Agreement.

2.	SERVICES OF CONSULTANT

2.1

The Consultant shall be subject to such supervision as may be imposed by the Company in its sole discretion, and the Consultant shall furnish regular reports and any other data and information relating to the Services as may, from time to time, be requested by the Company.

3.	FEES AND PAYMENT TERMS

3.1	The Company will pay the Consultant a one-time fee for his services in the sum of US $250,000.

3.2

The amount is due and payable upon execution of this agreement. Consultant agrees that the Company may defer payment until such time as there is sufficient liquidity in the Company. Company agrees that should the company not have the ability to pay the amount due, Consultant will be permitted to convert any unpaid balance into company stock at a conversion rate of the prevailing market rate minus 20%. In the event of a merger or acquisition, Consultant will not be permitted to convert the outstanding balance until 90 days after the transaction has closed.

3.6

In addition, the Company will pay to the Consultant all reasonable expenses of the Consultant as agreed to from time to time which are incurred by the Consultant in delivery of the Services, based on monthly invoices submitted to the Company, including copies of all paid receipts.

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4	TERM AND RENEWAL

4.1	During the term of this Agreement, the Consultant shall provide his Services to the Company in a timely manner.

4.2

The term of this Agreement (“Term”) shall commence on the Effective Date and until terminated in accordance with the termination provisions under Section 5 of this Agreement. The term of the contract is 12 months, after which it will not renew.

5.	TERMINATION

5.1	Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that this Agreement may be terminated at any time by either party.

6.	CONFIDENTIALITY

6.1

The Consultant acknowledges and agrees that in the performance of its obligations under this Agreement, it may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or its affiliated companies (the “Affiliated Companies’“). The Consultant shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

(a)	use or disclose any Confidential Information outside of the Company or the Affiliated Companies;

(b)

except in undertaking the Services, remove or aid in the removal from the premises of the Company or any of the Affiliated Companies any Confidential Information or any property or material relating thereto: or

(c)	use the Confidential Information for any purpose other than in performing the Services.

6.2

The Consultant shall exercise a reasonable degree of care in safeguarding the aforementioned Confidential Information against loss, theft, or other inadvertent disclosure, and further agrees to take all reasonable steps necessary to ensure the maintenance of confidentiality.

6.3

Upon the termination of this Agreement or upon the Company’s earlier request, the Consultant shall promptly deliver to the Company all of the Confidential Information that the Consultant and the Principal may have in their possession or control.

6.4

In this Agreement, “Confidential Information” shall mean any information or knowledge including, without limitation, any document, materials, know how, discovery, strategy, method, idea, client list, marketing strategy or employee compensation, or copies or adaptations thereof, that relates to the business or affairs of the Company and / or the Affiliated Companies; and is private or confidential in that it is not generally known or available to the public. Without limiting the generality of the forgoing “Confidential Information” will include:

(a)

information regarding the Company and the Affiliated Companies’ business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff, costs and all information regarding the financial affairs of the Company and the Affiliated Companies;

(b)

all information related to the projects, facilities, equipment and other assets used in the business of the Company and the Affiliated Companies, and all information related to the exploration or development of (or potential exploration or development of) the Company and the Affiliated Companies’ properties or projects, including without limitation any properties or projects in respect of which the Company has made any application or is in any negotiations for the acquisition of an ownership, leasehold or other interest in;

(c)

terms of the Company and the Affiliated Companies’ relationship with, its investors, (if not otherwise publicly available), partners, clients, suppliers of products or services, and the Company and the Affiliated Companies’ referral sources;

(d)

all information concerning exploration, financing or other business opportunities of the Company and the Affiliated Companies, including all projects, ventures or joint ventures considered by the Company and the Affiliated Companies, whether or not pursued; and

(e)

all trade secrets or other confidential or proprietary information of the Company and the Affiliated Companies including, business plans, concepts, techniques, processes, designs, data, software programs, formulae, development or experimental work, work in process or other know-how.

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6.5	Confidential Information shall specifically not include anything that:

(a)	is in or enters lawfully into the public domain other than as a result of a disclosure by the Consultant;
(b)

becomes available to the Consultant on a non-confidential basis from a source other than the Company or the affiliated Companies, or any of its representatives, and that source was not under any obligation of confidentiality; or

(c)

the Consultant is required to disclose pursuant to an order of a court of competent jurisdiction or by the operation of law; provided that, the Consultant provides prompt prior written notice to the Company of such required disclosure and of the action which is proposed to be taken in response. In such an event, and only after the Consultant shall have made a reasonable effort to obtain a protective order or other reliable assurance affording such information confidential treatment, the Consultant shall furnish only that portion of the Confidential Information which it is required to disclose.

7.	NON-SOLICITATION

7.1

The Consultant covenants, undertakes and agrees with the Company that during the Term and for a period of one year from the date of expiration or termination of this Agreement for any reason whatsoever, it shall not, on its own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, offer employment to or solicit the employment of or otherwise entice away from the employment of the Company or any of the Affiliated Companies, any individual who is employed or engaged by the Company or any of the Affiliated Companies at the date of expiration or termination of this Agreement or who was employed or engaged by the Company or any of the Affiliated Companies, within the one year period immediately preceding the date of expiration or termination of this Agreement, as applicable.

7.2

The Consultant acknowledges and agrees that the above restriction on non-solicitation is reasonable and necessary for the proper protection of the businesses, property and goodwill of the Company and the Affiliated Companies.

8.	DISCLOSURE AND ASSIGNMENT OF PROJECTS AND WORKS

8.1

The Consultant agrees that all discoveries, maps, technical studies, plans, spreadsheets, documents, inventions, copyright, software, improvements, know-how or other intellectual property, whether or not patentable or copyrightable, created by the Consultant during the Term of this Agreement pertaining to any service, matter, thing, process or method related to this Agreement (the “Works”) will be the sole and absolute property of the Company. The Consultant will keep and maintain adequate and current written records of all Works made, which records will be available at all times to the Company and will remain the sole property of the Company.

8.2

The Consultant will assist the Company in obtaining and enforcing, for the Company’s own benefit, patents, copyrights and any other protections in any and all countries for any and all Works made by the Consultant (in whole or in part) the rights to which belong to or have been assigned to the Company. The Consultant agrees, upon request, to execute all applications, assignments, instruments and papers and perform all acts that the Company or its counsel may deem necessary or desirable to obtain any and all patents, copyrights or other protection in such Works and otherwise to protect the interests of the Company therein.

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9.	COMPLIANCE WITH LAWS

9.1	The Services undertaken by the Consultant under this Agreement shall be in full compliance with all applicable laws and consistent with a high degree of business ethics.

10.	INDEMNIFICATION

10.1

The Consultant shall indemnify and save harmless the Company for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Company arising out of third party claims relating to the presence or activities of the Consultant or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by:

(a)	any breach of the Consultant’s obligation in Section 10 herein; and

(b)	any negligence, willful misconduct or fraud on the part of the Consultant in performing the Services.

10.2

Subject to the Consultant’s obligation to indemnify the Company under this Section 10, and provided that the Consultant has not breached Section 10, the Company shall indemnify and save harmless the Consultant for any demonstrated losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Consultant arising out of third party claims relating to the presence or activities of the Consultant and/or its representatives in performing the Services to the extent that such losses, damages, costs or other amounts are caused by the negligence, willful misconduct or fraud on the part of the Company.

10.3

Neither the Company nor the Consultant shall be liable for any consequential loss, including but not limited to, claims for loss of profit, revenue or capital, loss of use of utilities, equipment or facilities, down-time cost, service interruption, cost of money, injury or damage of any character whatsoever.

11.	REMEDIES

11.1

The Consultant acknowledges and agrees that any breach of this Agreement by it could cause irreparable damage to the Company and / or the Affiliated Companies and that in the event of a breach by the Consultant, the Company shall have in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by the Consultant of any of the provisions of this Agreement. In the event of any such dispute, the Consultant agrees that the Company shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining conduct of the Consultant pending a determination of such dispute and that no bond or other security shall be required from the Company in connection therewith. The Consultant acknowledges and agrees that the remedies of the Company specified in this Agreement are in addition to and not in substitution for any other rights and remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that the Company may have recourse to any one or more of its available rights and remedies as it shall see fit.

12.	RELATIONSHIP

12.1

The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of a contractor, and all persons employed or engaged by the Consultant, in connection herewith shall for all purposes be considered to be employed or engaged, as applicable, by the Consultant and not by the Company. The Company shall have no obligation whatsoever to pay or compensate the Consultant and/or any representative of the Consultant for taxes of any kind whatsoever that arise out of or with respect to any Consulting Fee, or any other fee, remuneration or compensation provided to the Consultant under this Agreement.

12.2

The Consultant shall fully indemnity and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and / or any of the Affiliated Companies may suffer or incur with respect to any such taxes or benefits. For greater clarity, the Consultant is solely responsible for the deduction and remissions of income tax, pension and employment insurance in respect of any employees retained by the Consultant to perform the services under this Agreement. Furthermore, if these amounts are not remitted, the Consultant will, in addition to any other provision under this Agreement, indemnify and hold harmless the Company, its subsidiaries, affiliates and their respective directors and officers from and against any claim for taxes, penalties and for withholding of funds by the applicable tax, worker’s compensation, employment standards and insurance agencies or any other government agency with respect to any amount found to be payable by the Company to such agency or commission in respect of the Consultant’s provision of services under this Agreement, including any legal fees incurred by the Company in defending such claims.

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13.	SURVIVAL OF TERMS

13.1

Sections 6 through 12, inclusive, and this Section 13, shall survive and remain in force notwithstanding the expiration or other termination of this Agreement for any reason whatsoever. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

14.	LIMITED AUTHORITY AS AGENT

14.1

Unless otherwise agreed to in writing by the parties, the Consultant may not act as an agent of the Company. Without limiting the generality of the foregoing, the Consultant shall not commit or be entitled to commit the Company to any obligation whatsoever nor shall the Consultant incur or be entitled to incur any debt or liability whatsoever on behalf of the Company, except as otherwise agreed to by the Company.

15.	NO ASSIGNMENT

15.1	Neither this Agreement nor any of the rights of any of the parties under this Agreement shall be assigned without the written consent of all the parties.

16.	SUCCESSORS AND ASSIGNS

16.1	The Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns, as the case may be.

17.	WAIVER

17.1

Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act. omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

18.	GOVERNING LAWS
18.1

Unless otherwise agreed to in writing by the parties, the Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable therein, and the parties hereto submit and attorn to the jurisdiction of the courts of the Savannah, Georgia.

19.	FURTHER ASSURANCES

19.1

Each of the parties shall, on request by the other party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other party may reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to ensure the completion of the transactions contemplated hereby.

20.	NOTICES

20.1

All notices required or permitted under this Agreement shall be in writing and shall be given by delivering such notice or mailing such notice by pre-paid registered mail, by facsimile transmission or electronic mail to the addresses provided under the names of each party on the first page to this Agreement. Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered (or the next business day if the day of delivery is not a business day), and if mailed, shall be deemed to have been given or made and received on the fifth business day following the day on which it was so mailed and if faxed (with confirmation received) shall be deemed to have been given or made and received on the day on which it was so faxed (or the next business day if the day of sending is not a business day). The parties may give from time to time written notice of change of address in the manner aforesaid.

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21.	CONSTRUCTION

21.1	In this Agreement, unless otherwise indicated:

(a)	“Agreement” means this Consulting Agreement;

(b)

the words “include”, “including” or “in particular’, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	“herein”, “hereby”, “hereunder”, “hereof, “hereto” and words of similar import, refer to this Agreement as a whole and not to any particular Section of this Agreement.

(d)

a reference to a statute means that statute, as amended and in effect as of the date hereof, and includes each and every regulation and rule made thereunder and in effect as of the date hereof, and includes all amendments thereof given effect from time to time;

(e)	a reference to a Section means, unless the context otherwise requires, that specific Section in Agreement;

(f)	a reference to a “consent”, “notice” or “agreement” means a consent, notice or agreement, as the case may be, by an authorized representative of the party or parties thereto;

(g)	where a word, term or phrase is defined herein, its derivatives or other grammatical forms have a corresponding meaning;

(h)

all words, other than defined terms, used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or the plural and the masculine, feminine or body corporate, as the context may require;

(I)	time is of the essence;

(j)

in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day;

(k)	references to a “party” or “parties’“ are references to a party or parties to this Agreement;

(I)	the headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only;

(m)	the Effective Date of this Agreement shall be January 15, 2021. despite the actual date of execution of this Agreement.

22.	SEVERABILITY

22.1	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then to the fullest extent permitted by law:

(a)

all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible; and

(b)	such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

23.	COUNTERPARTS AND FACSIMILE
23.1

This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

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24.	INDEPENDENT LEGAL ADVICE

24.1

The Company has recommended to the Consultant that it obtain independent legal advice prior to signing this Agreement. The Consultant acknowledges that it has received independent legal advice or has waived the opportunity to do so and have elected to proceed without benefit of same.

24.	ENTIRE AGREEMENT

24.1

This Agreement states and comprises the entire agreement between the parties in connection with the subject matter of this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements express or implied between the parties other than expressly set forth in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed as of the Effective Date.

HAWKEYE SYSTEMS, INC.:

Authorized Signatory

Authorized Signatory

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